Exhibit 16.1

KPMG Auditores Independentes

Rua Arquiteto Olavo Redig de Campos, 105, 6º andar - Torre A

04711-904 - São Paulo/SP - Brasil

Caixa Postal 79518 - CEP 04707-970 - São Paulo/SP - Brasil

Telefone +55 (11) 3940-1500, Fax +55 (11) 3940-1501

www.kpmg.com.br

August 6, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Suzano Papel and Celulose S.A and, under the dates of February 8, 2017 and May 16, 2018, we reported on the consolidated financial statements of Suzano Papel and Celulose S.A as of and for the two years ended December 31, 2016. On February 8, 2017, we were dismissed. On April 19, 2018, we were appointed, and on May 16, 2018, we were dismissed. We have read Suzano Papel and Celulose S.A’s statements included under Item “Change in Registrant’s Certifying Accountant” of its Form F-4 dated August 6, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Suzano Papel and Celulose S.A’s statement that PricewaterhouseCoopers Auditores Independentes was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Suzano Papel and Celulose S.A consolidated financial statements.

Very truly yours,

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

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